UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2018

NGL ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136
(Address of principal executive offices) (Zip Code)

(918) 481-1119
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01.	Other Events.

On March 1, 2018, NGL Energy Partners LP (“NGL”) and Magnum Liquids, LLC, a portfolio company of Haddington Ventures LLC (“Haddington”), along with Magnum Development, LLC and other Haddington-sponsored investment entities (collectively “Magnum”) have announced the formation of a joint venture to focus on the storage of natural gas liquids and refined products by combining NGL’s Sawtooth Storage Facility (“Sawtooth”, a natural gas liquids storage facility with 6.1 million barrels of capacity in five existing salt caverns, including rail and truck access to Western U.S. markets located southwest of Salt Lake City, Utah) with Magnum’s refined products rights and adjacent leasehold. NGL will sell an interest in Sawtooth to Magnum for $45 million in cash due at closing. Magnum will contribute its right, title and interest in certain leasehold and other assets located at the site, which will be utilized to expand Sawtooth’ s existing operations and allow for the addition of refined products storage at the facility. NGL will own approximately 67.6% of the joint venture and Magnum will own the remaining 32.4% at closing. Magnum will have an option to acquire an additional 21.6% interest from NGL under similar terms with an additional option to acquire NGL’s remaining 46.0% interest within three years of closing. The initial transaction, which is subject to certain closing conditions, is expected to close by March 31, 2018. A press release issued by NGL on March 1, 2018 relating to the foregoing is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated March 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP
	By:	NGL Energy Holdings LLC,
its general partner
Date: March 1, 2018		By:	/s/ Robert W. Karlovich III
Robert W. Karlovich III
Chief Financial Officer